Exhibit 99.1

Belden Earnings up 38% on Strong Revenue Growth in Third Quarter 2011

St. Louis, Missouri—October 27, 2011—Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission-critical applications, today reported fiscal third quarter 2011 results for the period ended October 2, 2011.

Third Quarter Highlights

•	Increased income from continuing operations per diluted share to $0.65, up 38% over $0.47 per diluted share in the third quarter 2010;

•	Grew revenue 31% year-over-year to $519.7 million, and 18%, excluding acquisitions and currency effects;

•	Generated $61.4 million in free cash flow, increasing cash and cash equivalents to $348.2 million at quarter-end;

•	Purchased 867,000 shares of Belden common stock for $25 million under the previously announced share repurchase program; and

•	Narrowed the range of full-year guidance for fiscal 2011 to revenues of $2.01 – $2.02 billion and income from continuing operations per diluted share of $2.33 – $2.38.

Third Quarter Results

Revenue for the quarter totaled $519.7 million, up $122.8 million or 31% compared to $396.9 million in the third quarter 2010. Income from continuing operations per diluted share for the quarter totaled $0.65, compared to $0.47 per diluted share in the third quarter 2010.

John Stroup, President and CEO of Belden Inc., commented, “I am extremely pleased with our third quarter results. Our ability to achieve 18% organic growth and 38% earnings growth in today’s economic environment is a testament to the improvements we have made to our business system and portfolio. In addition, our cash flow generation was exceptional. This is due, in part, to the traction made with our lean initiatives in our recently acquired companies.”

Outlook

“Despite a strong third quarter, our September order rates appeared to reflect increased caution among many of our customers and channel partners. Volatility in commodity prices and concerns regarding the economic state of most developed countries could translate into lower growth rates and reduced customer inventory levels. Therefore, we expect our fourth quarter 2011 revenues to be $490 – $500 million and income from continuing operations per diluted share to be $0.50—$0.55,” said Mr. Stroup.

Belden Earnings up 38% on Strong Revenue Growth – Page 2 of 3

For the full year 2011, the Company expects revenues to be $2.01—$2.02 billion and income from continuing operations per diluted share to be $2.33—$2.38.

Earnings Conference Call

Management will host a conference call today at 10:30 a.m. Eastern to discuss results of the quarter. The listen-only audio of the conference call will be broadcast live via the Internet at http://investor.belden.com. The dial-in number for participants in the U.S. is 866-304-1238; the dial-in number for participants outside the U.S. is 913-312-6650. A replay of this conference call will remain accessible in the investor relations section of the Company’s Web site for a limited time.

Use of Non-GAAP Financial Information

Non-GAAP measures reflect certain adjustments the Company makes to provide insight into operating results. All GAAP to non-GAAP reconciliations accompany the consolidated financial statements included in this release and have been published to the investor relations section of the Company’s Web site at http://investor.belden.com.

Forward Looking Statements

Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Changes in the global economy may impact the Company’s results. Turbulence in financial markets may increase the Company’s borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include: the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, electronic components, and other materials; energy costs; the Company’s ability to achieve acquisition performance expectations and to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; security risks and the potential for business interruption from operating in volatile countries; disruptions or failures of the Company’s (or the Company’s suppliers or customers) systems or operations in the event of a major earthquake, weather event, cyber-attack,

Belden Earnings up 38% on Strong Revenue Growth – Page 3 of 3

terrorist attack, or other catastrophic event that could cause delays in completing sales, providing services, or performing other mission-critical functions; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.

About Belden

St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,800 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, South America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com

BELDEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
	(In thousands, except per share data)
Revenues	$519,713	$396,927	$1,517,592	$1,191,914
Cost of sales	(366,962)	(278,743)	(1,077,772)	(846,016)

Gross profit	152,751	118,184	439,820	345,898
Selling, general and administrative expenses	(85,355)	(66,164)	(244,671)	(203,306)
Research and development	(13,641)	(10,887)	(41,800)	(31,106)
Amortization of intangibles	(3,371)	(2,600)	(10,397)	(7,900)
Income from equity method investment	1,479	3,053	9,196	8,905

Operating income	51,863	41,586	152,148	112,491
Interest expense	(11,690)	(11,778)	(36,246)	(38,910)
Interest income	211	80	526	398
Other income	—	—	—	1,465

Income from continuing operations before taxes	40,384	29,888	116,428	75,444
Income tax expense	(9,019)	(7,244)	(28,164)	(16,885)

Income from continuing operations	31,365	22,644	88,264	58,559
Loss from discontinued operations, net of tax	(162)	(2,039)	(446)	(6,535)

Net income	$31,203	$20,605	$87,818	$52,024

Weighted average number of common shares and equivalents:
Basic	47,344	46,813	47,317	46,762
Diluted	48,244	47,721	48,329	47,665
Basic income (loss) per share:
Continuing operations	$0.66	$0.48	$1.87	$1.25
Discontinued operations	—	(0.04)	(0.01)	(0.14)

Net income	$0.66	$0.44	$1.86	$1.11

Diluted income (loss) per share:
Continuing operations	$0.65	$0.47	$1.83	$1.23
Discontinued operations	—	(0.04)	(0.01)	(0.14)

Net income	$0.65	$0.43	$1.82	$1.09

Dividends declared per share	$0.05	$0.05	$0.15	$0.15

BELDEN INC.

OPERATING SEGMENT INFORMATION

(Unaudited)

	Americas	EMEA	Asia Pacific	Total Segments	Eliminations	Total
	(In thousands)
Three Months Ended October 2, 2011
External customer revenues	$325,248	$103,713	$90,752	$519,713	$—	$519,713
Affiliate revenues	9,919	30,795	159	40,873	(40,873)	—

Total revenues	$335,167	$134,508	$90,911	$560,586	$(40,873)	$519,713

Operating income	$39,636	$22,767	$6,980	$69,383	$(17,520)	$51,863

Three Months Ended October 3, 2010
External customer revenues	$232,133	$90,397	$74,397	$396,927	$—	$396,927
Affiliate revenues	11,735	20,707	—	32,442	(32,442)	—

Total revenues	$243,868	$111,104	$74,397	$429,369	$(32,442)	$396,927

Operating income	$30,474	$14,850	$8,629	$53,953	$(12,367)	$41,586

Nine Months Ended October 2, 2011
External customer revenues	$927,978	$322,901	$266,713	$1,517,592	$—	$1,517,592
Affiliate revenues	33,462	80,943	658	115,063	(115,063)	—

Total revenues	$961,440	$403,844	$267,371	$1,632,655	$(115,063)	$1,517,592

Operating income	$111,587	$63,334	$22,581	$197,502	$(45,354)	$152,148

Nine Months Ended October 3, 2010
External customer revenues	$686,985	$273,140	$231,789	$1,191,914	$—	$1,191,914
Affiliate revenues	36,605	53,330	62	89,997	(89,997)	—

Total revenues	$723,590	$326,470	$231,851	$1,281,911	$(89,997)	$1,191,914

Operating income	$81,315	$41,152	$22,172	$144,639	$(32,148)	$112,491

BELDEN INC.

SUPPLEMENTAL PRODUCT GROUP INFORMATION

(Unaudited)

	Americas	EMEA	Asia Pacific	Total
	(In thousands)
Three Months Ended October 2, 2011
Cable products	$253,855	$39,547	$72,565	$365,967
Networking products	26,813	38,445	14,104	79,362
Connectivity products	44,580	25,721	4,083	74,384

Total revenues	$325,248	$103,713	$90,752	$519,713

Three Months Ended October 3, 2010
Cable products	$198,042	$36,584	$61,786	$296,412
Networking products	16,283	29,139	8,288	53,710
Connectivity products	17,808	24,674	4,323	46,805

Total revenues	$232,133	$90,397	$74,397	$396,927

Nine Months Ended October 2, 2011
Cable products	$719,787	$129,386	$214,419	$1,063,592
Networking products	81,290	111,118	39,743	232,151
Connectivity products	126,901	82,397	12,551	221,849

Total revenues	$927,978	$322,901	$266,713	$1,517,592

Nine Months Ended October 3, 2010
Cable products	$590,441	$114,430	$195,298	$900,169
Networking products	44,731	87,463	24,736	156,930
Connectivity products	51,813	71,247	11,755	134,815

Total revenues	$686,985	$273,140	$231,789	$1,191,914

BELDEN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 2, 2011	December 31, 2010
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$348,190	$358,653
Receivables, net	349,247	298,266
Inventories, net	197,100	175,659
Deferred income taxes	9,659	9,473
Other current assets	21,847	18,804

Total current assets	926,043	860,855

Property, plant and equipment, less accumulated depreciation	283,992	278,866
Goodwill	352,847	322,556
Intangible assets, less accumulated amortization	156,396	143,820
Deferred income taxes	20,997	27,565
Other long-lived assets	70,377	62,822

	$1,810,652	$1,696,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233,989	$212,084
Accrued liabilities	166,529	145,840

Total current liabilities	400,518	357,924

Long-term debt	550,955	551,155
Postretirement benefits	116,926	112,426
Other long-term liabilities	32,539	36,464
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	599,014	595,519
Retained earnings	252,185	171,568
Accumulated other comprehensive loss	(5,629)	(8,919)
Treasury stock	(136,359)	(120,156)

Total stockholders’ equity	709,714	638,515

	$1,810,652	$1,696,484

BELDEN INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited)

	Nine Months Ended
	October 2, 2011	October 3, 2010
	(In thousands)
Cash flows from operating activities:
Net income	$87,818	$52,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,676	41,525
Share-based compensation	8,380	9,539
Pension funding less than (greater than) pension expense	2,782	(5,753)
Provision for inventory obsolescence	1,285	2,924
Non-cash loss on derivatives and hedging instruments	—	2,893
Tax deficiency (benefit) related to share-based compensation	(1,802)	239
Income from equity method investment	(9,196)	(8,905)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	(42,184)	(51,874)
Inventories	(16,953)	(20,898)
Accounts payable	15,141	34,288
Accrued liabilities	6,301	(4,519)
Accrued taxes	17,850	(1,295)
Other assets	(87)	16,234
Other liabilities	(7,549)	(11,011)

Net cash provided by operating activities	99,462	55,411

Cash flows from investing activities:
Cash used to acquire businesses, net of cash acquired	(59,708)	—
Capital expenditures	(21,760)	(19,198)
Proceeds from disposal of tangible assets	1,206	2,332
Cash provided by other investing activities	—	163

Net cash used for investing activities	(80,262)	(16,703)

Cash flows from financing activities:
Payments under share repurchase program	(25,000)	—
Cash dividends paid	(7,090)	(7,052)
Debt issuance costs	(3,296)	—
Tax benefit (deficiency) related to share-based compensation	1,802	(239)
Proceeds from exercise of stock options	4,554	720
Cash received upon termination of derivative instruments	—	4,217
Payments under borrowing arrangements	—	(46,268)

Net cash used for financing activities	(29,030)	(48,622)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(633)	(2,884)

Decrease in cash and cash equivalents	(10,463)	(12,798)
Cash and cash equivalents, beginning of period	358,653	308,879

Cash and cash equivalents, end of period	$348,190	$296,081

BELDEN INC.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

We define free cash flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, net of proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
	(In thousands)
GAAP net cash provided by operating activities	$68,312	$49,898	$99,462	$55,411
Capital expenditures, net of proceeds from the disposal of tangible assets	(6,893)	(6,493)	(20,554)	(16,866)

Non-GAAP free cash flow	$61,419	$43,405	$78,908	$38,545